Exhibit 99.1
IMAX CORPORATION
IMAX CORPORATION
Media Contact: Sarah Gormley
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX TO EXPAND BOARD OF DIRECTORS
IMAX Calls Special Meeting to Elect New Directors
Toronto, Canada — July 28, 2010 — IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today announced a special meeting of shareholders, scheduled for September 28, 2010 in New York, NY, to elect two directors to fill vacancies created by the recent increase in the number of directors from seven to nine. The nominees for election are I. Martin Pompadur and Eric A. Demirian.
Currently, Mr. Pompadur is Chairman of Metan Development Group, which is based in Los Angeles and Beijing. Prior to Metan, Mr. Pompadur worked for News Corp. for 10 years, in several positions including Chairman of News Corp. Europe and President of News Corporation Eastern and Central Europe. Mr. Pompadur serves on the board of Nexstar Broadcasting Group Inc.
Mr. Demirian has been President of Parklea Capital, Inc., since September 2003. Previously, he served as Executive Vice President, Corporate Development and Member of the executive management team at GT Group Telecom Inc. from January 2000 to February 2003. Prior to 2000, he held executive positions at PricewaterhouseCoopers. Mr. Demirian serves on the boards of Enghouse Systems Ltd. and Menu Foods Income Fund.
“We are very pleased to have Marty and Eric join the Board,” said Bradley J. Wechsler, Chairman of the Board of IMAX Corporation. “With their extensive experience in media, technology and finance, Marty and Eric bring valuable expertise and knowledge that will benefit IMAX as we continue to execute on our operating strategy going forward.”
Richard L. Gelfond, IMAX’s CEO, added, “Marty and Eric are strong additions to our Board, with proven track records growing and managing global companies. Marty and Eric are also strong business operators and we look forward to working with them as we continue to grow our worldwide theatre network and embark on future growth initiatives for the IMAX brand.”
Messrs. Demirian and Pompadur qualify as independent directors within the meaning of the Marketplace Rules of the Nasdaq Stock Market, LLC and, if elected, will serve as Class II and III directors, respectively.
About IMAX Corporation
 IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in immersive motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX® theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR® technology. IMAX DMR® is the Company’s groundbreaking digital re-mastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience®. The IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of March 31, 2010, there were 438 IMAX theatres (316 commercial, 122 institutional) operating in 47 countries.
IMAX®, IMAX® 3D, IMAX DMR®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include ongoing discussions with the SEC and OSC relating to their ongoing inquiries and the Company’s accounting, the performance of films, the signing of theatre system agreements, the viability of new technologies, businesses and products, the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, risks arising from potential material weaknesses in internal control over financial reporting and fluctuations in foreign currency and in the large format, general commercial exhibition and out-of-home entertainment markets. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.
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For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	IMAX Corporation — New York
Sarah Gormley	Heather Anthony
212-821-0155	212-821-0121
sgormley@imax.com	hanthony@imax.com

Entertainment Media:	Business Media:
Principal Communications Group, Los Angeles	Sloane & Company, New York
Melissa Zukerman/Paul Pflug	Whit Clay
323-658-1555	212-446-1864
melissa@pcommgroup.com	wclay@sloanepr.com
paul@pcommgroup.com